Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Declares
5% Stock Dividend

Rancho Cucamonga, CA. (December 23, 2002) — Vineyard National Bancorp (NASDAQ:VNBC) announced today that its Board of Directors has declared a 5% stock dividend to be issued January 15, 2003, to shareholders of record on December 23, 2002.

The Company’s Chief Executive Officer, Norman Morales, stated that “The Company’s continued implementation of its strategic plan has produced record operating results this past year, with our full-year results due in late January 2003. We have introduced new lines of businesses over the past few months, and further developed our presence in the Inland Empire. With our recently concluded capital raising efforts, we are well positioned for continued growth into the New Year. The Board of Directors wishes to acknowledge our shareholders with this stock dividend, and looks forward to continued support in the future.”

Each shareholder will receive five additional shares of Vineyard National Bancorp common stock for every 100 shares currently owned. A cash payment will be made in lieu of fractional shares. Following the dividend, the Company will have approximately 2.9 million shares outstanding.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. The Bank operates six full-service branches located in Rancho Cucamonga, Chino, Diamond Bar, La Verne, Crestline and Blue Jay, in addition to loan production offices in Manhattan Beach, Beverly Hills and San Diego. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Administration Office

9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (909) 945-2975

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